Exhibit 4.2.9.2

Execution Copy

NEW YORK STATE ENERGY RESEARCH

AND DEVELOPMENT AUTHORITY

AND

THE BANK OF NEW YORK MELLON, as Trustee

hereby enter into this

FIRST SUPPLEMENTAL INDENTURE

Dated November 2, 2012

to the

TRUST INDENTURE

Dated as of November 1, 2010

relating to

$224,600,000 Facilities Revenue Bonds, Series 2010A

(Consolidated Edison Company of New York, Inc. Project)

THIS FIRST SUPPLEMENTAL INDENTURE, made and dated as of November 2, 2012 (the “First Supplemental Indenture”) to the TRUST INDENTURE, dated as of November 1, 2010 (the “Indenture”) by and between NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY and THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”) relating to $224,600,000 Facilities Revenue Bonds, Series 2010A (Consolidated Edison Company of New York, Inc. Project):

W I T N E S S E T H     T H A T

WHEREAS, pursuant to a special act of the Legislature of the State of New York, (Title 9 of Article 8 of the Public Authorities Law of New York, as from time to time amended and supplemented, herein called the “Act”), the Authority has been established, as a body corporate and politic, constituting a public benefit corporation; and

WHEREAS, the Authority issued bonds (the “Bonds”) under the Indenture in order to provide funds for the refunding of certain obligations of the Authority originally issued to finance a portion of the cost of acquisition, construction and installation of certain facilities for the local furnishing of electric energy within Consolidated Edison Company of New York, Inc.’s (the “Company’s”) service area; and

WHEREAS, pursuant to Section 5.04 of the Indenture, the Bonds were subject to mandatory tender for purchase on November 1, 2012; and

WHEREAS, on November 1, 2012, pursuant to Section 4.02(d) of the Participation Agreement, the Company paid to the Registrar and Paying Agent the Purchase Price of the Bonds and, pursuant to Section 5.13 of the Indenture, such Bonds were deemed purchased by the Company; and

WHEREAS, at the request of the Company, the Authority has (i) pursuant to Section 2.02 of the Indenture, re-designated the Bonds to identify four subseries of the Bonds; (ii) pursuant to Section 4.01 of the Indenture, specified a Change in the Interest Rate Mode to a Weekly Rate; (iii) determined that it will be necessary or desirable in order to obtain a rating on the Bonds being reoffered in such subseries bearing interest at a Weekly Rate to supplement the Indenture with certain clarifying, administrative and procedural provisions; and

WHEREAS, the Company as sole owner of the Bonds as of the date hereof has requested that the Authority and Trustee enter into this Supplemental Indenture and has consented to its terms and provisions; and

WHEREAS, pursuant to Section 14.01 of the Indenture, the Authority and the Trustee, from time to time and at any time and without the consent or concurrence of any Holder, may enter into a Supplemental Indenture to provide for clarifying, administrative or procedural provisions; and

WHEREAS, all acts, conditions and things necessary or required by the Constitution and statutes of the State of New York or otherwise, to exist, happen, and be performed as prerequisites to the execution of this First Supplemental Indenture, do exist, have happened, and have been performed;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Authority agrees with the Trustee and with the respective owners, from time to time, of the Bonds or any part thereof as follows:

ARTICLE I

AUTHORIZATION; DEFINITIONS

Section 1.01. Supplemental Indenture. This First Supplemental Indenture is supplemental to, and is entered into in accordance with Article XIV of the Indenture; and except as modified, amended and supplemented by this First Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.02. Definitions. Unless the context shall otherwise require and as otherwise provided in Article II hereof, all terms which are defined in Sections 1.01 and 1.02 of the Indenture, shall have the same meanings, respectively, in this First Supplemental Indenture, as such terms are given in said Sections 1.01 and 1.02 of the Indenture.

ARTICLE II

AMENDMENTS TO THE INDENTURE

Section 2.01. Amendment to Section 2.02 of the Indenture. Section 2.02.1 of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

Section 2.02. Authorization of Bonds. 1. There is hereby created and established under this Indenture one issue of revenue bonds of the Authority, limited to $224,600,000 in aggregate principal amount, of “Facilities Revenue Bonds, Series 2010A (Consolidated Edison Company of New York, Inc. Project)”. In order to distinguish between Bonds which are subject to different interest rate determination methods and other features and to distinguish the portion of the Bonds to be offered or remarketed by any particular Remarketing Agent, the Bonds shall be designated and redesignated from time to time by the Authority in such a way as to identify one or more subseries of the Bonds. Such subseries may be designated as subseries A-1, subseries A-2, or subseries A-3, as the case may be, or may be further redesignated as subseries A-1-1, subseries A-2-1, or subseries A-3-1, as the case may be, and so forth. Each Bond shall bear upon the face thereof such designation or redesignation, if any. In the event any series of Bonds is designated as one or more subseries, all references to a series of the Bonds in this Indenture shall refer to each such subseries unless the context otherwise requires.

Section 2.02. Amendment to Section 4.01 of the Indenture. Section 4.01.3(E) of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

(E) with respect to any Change in the Interest Rate Mode to an Adjustable Rate, the Trustee shall receive by 2:00 p.m. (New York City time), on the effective date of such Change in the Interest Rate Mode, evidence satisfactory to it that (i) the Bonds to be converted shall be rated at least “A” by S&P or “A2” by Moody’s or “A” by Fitch or an equivalent rating by any nationally recognized rating agency on the effective date of such Change in the Interest Rate Mode and (ii) if the Change in the Interest Rate Mode is for less than all of the Bonds, that such partial conversion will not, by itself, result in a reduction or withdrawal of the Rating Agency’s short-term or long-term rating of the Bonds that are not to be converted below the Rating Category of the Rating Agency then in effect with respect to the Bonds.

Section 2.03. Amendment to Section 5.02 of the Indenture. Section 5.02 of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

Section 5.02. Purchase in Lieu of Redemption. Following the Initial Term Rate Period, whenever Bonds have been called for redemption pursuant to Section 5.01 hereof, the Company may, by written notice to the Authority and the Trustee delivered in advance of the redemption date for the Bonds, elect to purchase such bonds in lieu of redemption with the effect that the payment made by the Company pursuant to Section 6.01 of the Participation Agreement shall be considered the payment by the Company of the Purchase Price for the Bonds and from and after the redemption date the Company shall be deemed to be the owner of the Bonds which shall continue to be outstanding subject to the terms and conditions of the Indenture; provided, however, the Company shall not exercise such election while the Bonds bear interest at a Weekly Rate unless the payment of such Purchase Price for such Bonds is to be made pursuant to a Support Facility.

Section 2.04. Amendment to Section 9.01 of the Indenture. The last paragraph of Section 9.01 (a) of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

Separate funds and accounts shall be maintained, pursuant to the provisions of this Article IX, for subseries of Bonds that bear interest in different interest rate modes or at interest rate modes not covered by a Liquidity Facility.

Section 2.05. Amendment to Section 9.03.1 of the Indenture. The last paragraph of Section 9.03.1 of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

In the event a Direct-Pay Credit Facility is in place, the Trustee shall request a draw under the Direct-Pay Credit Facility in accordance with the terms thereof, in an amount equal to the amount required to pay the principal amount of and accrued interest of the Bonds then Outstanding that have been declared to be immediately due and payable pursuant to Section 12.03 and shall notify the Company of the date and amount of such request. If sufficient amounts to make such payment are not available under Section 9.02(c)(I), the Trustee shall promptly notify the Company and apply amounts, if any, available pursuant to Section 9.02(c)(II), to the extent necessary, to such payment. If the principal of and interest on the Bonds has been paid in full after such Bonds have been declared to be immediately due and payable and all payments required under the Direct-Pay Credit Facility have been made, the Trustee shall apply remaining funds, if any, available pursuant to Section 9.02(c)(II) in an amount not to exceed the amount of the draw or borrowing under the Direct-Pay Credit Facility to reimburse the Credit Facility Issuer for such draw or borrowing after such draw or borrowing has been honored by the Credit Facility Issuer.

Section 2.06. Amendment to Section 9.03.2 of the Indenture. The second paragraph of Section 9.03.2 of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

In the event sufficient funds are not available under Section 2.03(a)(i) of the Bond Purchase Trust Agreement to pay such Purchase Price on the date of purchase of any Bonds pursuant to Section 5.03, 5.04, 5.08 or 5.09 hereof, the Registrar and Paying Agent on or prior to the time specified in the Bond Purchase Trust Agreement shall direct the Trustee to request a draw or payment under the Liquidity Facility in accordance with the terms thereof in the amount required, together with amounts, if any, available under Section 2.03(a)(i) of the Bond Purchase Trust Agreement, to pay the Purchase Price of such Bonds on such date of purchase. The Trustee shall on or prior to the time specified in the Bond Purchase Trust Agreement request such draw or payment under the Liquidity Facility (in the case of a mandatory tender pursuant to Section 5.08, under the Liquidity Facility which is expiring or being replaced) in accordance with the terms thereof and shall on or prior to the time specified in the Bond Purchase Trust Agreement transfer the proceeds of such draw or payment to the Registrar and Paying Agent, who shall cause the proceeds of such draw or payment to be deposited in the Bond Purchase Fund under the Bond Purchase Trust Agreement and credited to the Liquidity Facility Proceeds Account therein. The Registrar and Paying Agent shall notify the Company of the amount and date of such request. The Registrar and Paying Agent shall promptly notify the Company in the event that it has not received any amounts requested under a Support Facility prior to the time specified in the Bond Purchase Trust Agreement on any date a Purchase Price is due.

Section 2.07. Amendment to Section 11.11 of the Indenture. Section 11.11 of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

Section 11.11. Qualification of the Trustee. There shall at all times be a Trustee hereunder which shall be a trust company or bank in good standing located in or incorporated under the laws of the State of New York, duly authorized to exercise trust powers and subject to examination by Federal or State authority, and having reported capital and surplus of not less than $75,000,000 and, if a Support Facility shall then be in effect with respect to the Bonds, having a long-term rating of not less than “A” by the Rating Agency. The Trustee hereunder shall not be required to maintain, and any successor Trustee shall not be required to have, an office in the city in which the principal corporate trust office of the initial Trustee hereunder is located.

If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 11.11, it shall resign immediately in the manner and with the effect specified in Section 11.12.

Section 2.08. Amendment to Section 11.13 of the Indenture. Section 11.13 of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

Section 11.13. Successor Trustee. Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Authority and the Company, an instrument in writing accepting such appointment hereunder, and thereupon such successor Trustee, without any further act, shall become fully vested with all the rights, immunities, powers and trusts and subject to all the duties and obligations, of its predecessor; but such predecessor shall, nevertheless, on written request of its successor or of the Authority and upon payment of expenses, charges and other disbursements of such predecessor which are payable pursuant to the provisions of Sections 11.02 and 11.06 (which expenses shall as provided in Section 4.02 of the Participation Agreement be paid by the Company), execute and deliver an instrument transferring to such successor Trustee all the rights, immunities, powers and trusts of such predecessor hereunder; and every predecessor Trustee shall deliver all property and moneys held by it hereunder to its successor, subject, nevertheless, to its first lien and preference provided for in Sections 11.02 and 11.06. Should any instrument in writing from the Authority be required by any successor Trustee for more fully vesting in such Trustee the rights, immunities, powers and trusts hereby vested or intended to be vested in the predecessor Trustee, any such instrument in writing shall and will, on request, be executed, acknowledged and delivered by the Authority.

Every successor Trustee appointed pursuant to this Section shall be a trust company or bank in good standing located in or incorporated under the laws of the State of New York, duly authorized to exercise trust powers and subject to examination by Federal or State authority, having a reported capital and surplus of not less than $75,000,000 and, if a Support Facility shall then be in effect with respect to the Bonds, having a long-term rating of not less than “A” by the Rating Agency.

Notwithstanding any of the foregoing provisions of this Article, any bank or trust company having power to perform the duties and execute the trusts of this Indenture and otherwise qualified to act as Trustee hereunder with or into which the bank or trust company acting as Trustee may be converted, merged or consolidated, or to which the corporate trust business assets as a whole or substantially as a whole of such bank or trust company may be sold, shall be deemed the successor of the Trustee.

Section 2.09. Amendment to Section 15.01 of the Indenture. Paragraph (b) of Section 15.01 of the Indentures is hereby amended to read in its entirety as follows (with inserted text underscored):

(b) if the Bonds have not been cancelled or so surrendered for cancellation or subject to cancellation, or so redeemed, when (1) payment of the principal of and premium, if any, on the Bonds, plus interest on such principal to the due date thereof (whether such due date be by reason of maturity or upon redemption or prepayment, or otherwise) and of any Purchase Price which is or may become due on such Bonds either (i) shall have been made or caused to be made in accordance with the terms thereof, or (ii) shall have been provided for by irrevocably depositing with the Trustee in trust, and irrevocably appropriating and setting aside exclusively for such payments (A) moneys sufficient to make such payment, or (B) Governmental Obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of sufficient and timely moneys to make such payments when due, or (C) a combination of both such moneys and Governmental Obligations, whichever the Authority deems to be in its best interest (2) there shall have been delivered to the Trustee (x) a letter addressed to the Trustee from a nationally recognized firm of independent public accountants verifying the mathematical accuracy of the sufficiency of the deposit made pursuant to (1)(ii) above, (y) an Opinion of Bond Counsel to the effect that upon the provision of payment on the Bonds as described in (l)(ii) above, the Bonds are no longer deemed to be Outstanding under the Indenture and (z) in the case of Bonds bearing interest at a Daily Rate, a Weekly Rate, an Auction Rate, a Monthly Rate and a Semi-annual Rate, written confirmation from the Rating Agency, to the effect that the deposit made pursuant to (l)(ii) above will not, by itself, result in a reduction or withdrawal of its short-term or long-term rating of the Bonds below the Rating Category of the Rating Agency then in effect with respect to the Bonds.

ARTICLE III

MISCELLANEOUS

Section 3.01. Effective Date; Counterparts. This First Supplemental Indenture shall become effective upon execution and delivery hereof together with the delivery of an Opinion of Bond Counsel pursuant to Sections 4.01, 14.01, and 14.04 of the Indenture. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 3.02. Acceptance. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as so amended and supplemented. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Authority or for or in respect of the recitals contained herein.

All covenants and agreements in this First Supplemental Indenture by the Authority or the Trustee shall bind its respective successors and assigns, whether so expressed or not.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws provisions thereof (other than Section 5-1401 of the New York General Obligations Law).

All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture, and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Authority has caused this First Supplemental Indenture to be executed by its President, Vice President, Secretary or Treasurer and its corporate seal to be hereunto affixed and attested by its Assistant Secretary, and the Trustee has caused this First Supplemental Indenture to be executed and attested by its authorized officer, all as of the date first above written.

NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY

By	/s/ Jeffrey Pitkin

Treasurer

(Seal)

Attest:

/s/ Sara L. LeCain

Acting Secretary

THE BANK OF NEW YORK MELLON as Trustee

By	/s/ Miriam Moraca
Miriam Moraca
Vice President

[Signature page to First Supplement to the Trust Indenture dated as of

May 1, 2010, relating to $224,600,000 Facilities Revenue Bonds, Series 2010A

(Consolidated Edison Company of New York, Inc. Project)]